Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER AND YEAR END OF FISCAL 2021
15% Year-over-Year Revenue Growth and Record Annual Revenue;
Growing Customer Demand and New Program Wins
Spokane Valley, WA— August 10, 2021 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and the year ended July 3, 2021.
For the fourth quarter of fiscal year 2021, Keytronic reported total revenue of $132.6 million, up 14% from $116.0 million in the same period of fiscal year 2020. For the full year of fiscal 2021, total revenue was $518.7 million, the highest annual revenue in the Company’s fifty-two year history, and up 15% from $449.5 million for fiscal year 2020. While demand has remained strong from both new and existing customers, revenue for the fourth quarter and for the full year of fiscal year 2021 was significantly constrained by issues related to the worldwide pandemic, the supply chain, and transportation and logistics.
Despite the adverse impact on revenue and expenses of the pandemic and global supply chain issues, the Company’s margins improved in fiscal year 2021. Operating income increased to $9.5 million during fiscal year 2021, up from $6.8 million in the same period of fiscal year 2020, or a 40% year-over-year increase. Gross margin was 8.1% and operating margin was 1.8%, up from a gross margin of 7.8% and an operating margin of 1.5%, for fiscal year 2020.
For the fourth quarter of fiscal year 2021, net income was $0.2 million or $0.02 per share, compared to $1.5 million or $0.14 per share for the same period of fiscal year 2020. Earnings for the fourth quarter of fiscal 2021 continued to be adversely impacted by supply chain and transportation and logistics issues causing both factory downtime and overtime expenses. Earnings for the fourth quarter of fiscal 2021 were also constrained by legal and other professional service expenses related to the previously disclosed internal investigation of approximately $1.0 million during quarter, and we expect some additional expenses to occur prospectively. Additionally, the Company recorded approximately $0.5 million in non-cash tax expense related to expired stock appreciation rights during the fourth quarter of fiscal year 2021. For the full year of fiscal 2021, net income was $4.3 million or $0.39 per share, compared to $4.8 million or $0.44 per share for fiscal year 2020.
The financial data presented for the fourth quarter and fiscal year 2021 should be considered preliminary and could be subject to change, as the Company’s independent auditor has not completed their audit.
“We’re pleased with the increasing customer demand during fiscal 2021 and our successful launch of major new programs,” said Craig Gates, President and Chief Executive Officer. “We are especially grateful for the dedication and resilience of Key Tronic employees during the past fiscal year – a year of record revenue and increased operating margins in spite of significant headwinds including the global pandemic, government shutdowns, unprecedented winter storms, worldwide component shortages, and transportation bottlenecks.”
“While production has been hindered by many unusual challenges, we continued to ramp up our new programs and we’re extremely encouraged by new program wins and our expanding customer base. During the fourth quarter of fiscal 2021, we won new programs involving consumer products, exercise equipment, and residential building products.”
“Moving into fiscal 2022, the COVID-19 crisis, component shortages and logistic delays continue to present multiple business challenges, but we continue to see the favorable trend of contract manufacturing returning to North America. With our recent investments in new capacity, we’re increasingly well-prepared for long term growth.”

Business Outlook
For the first quarter of fiscal year 2022, Keytronic expects to report revenue in the range of $125 million to $135 million, and earnings in the range of $0.07 to $0.12 per diluted share. These expected results assume an effective tax rate of 25% in the coming quarter. Despite growing customer demand and backlog, we expect that delays in the supply of key components for the Company’s business will continue to significantly limit production and adversely impact operating efficiencies.
Conference Call
Keytronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-367-2403 or +1-334-777-6978 (Access Code: 6622202). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 6622202).
About Keytronic
Keytronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Keytronic visit: www.keytronic.com.
Forward-Looking Statements
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings during periods of fiscal year 2022, risks of manufacturing supply chain and operational disruptions and relating to the health of employees due to COVID-19 health pandemic, demand for certain products and the effectiveness of some of our programs, effects of recent tax reform and tariff measures and trade tensions, business from new customers and programs, improvement of supply chain delivery and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers, particularly during the COVID-19 health crisis; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks including those related to COVID-19 response; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

KEYTRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net sales	$132,629	$116,018	$518,698	$449,480
Cost of sales	122,323	107,412	476,659	414,231
Gross profit	10,306	8,606	42,039	35,249
Research, development and engineering expenses	2,498	2,262	9,790	7,391
Selling, general and administrative expenses	6,374	5,317	22,723	21,030
Total operating expenses	8,872	7,579	32,513	28,421
Operating income	1,434	1,027	9,526	6,828
Interest expense, net	1,064	521	3,613	2,509
Income before income taxes	370	506	5,913	4,319
Income tax (benefit) provision	195	(966)	1,572	(439)
Net income	$175	$1,472	$4,341	$4,758
Net income per share — Basic	$0.02	$0.14	$0.40	$0.44
Weighted average shares outstanding — Basic	10,762	10,760	10,760	10,760
Net income per share — Diluted	$0.02	$0.14	$0.39	$0.44
Weighted average shares outstanding — Diluted	11,169	10,832	11,046	10,816

KEYTRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 3, 2021	June 27, 2020
ASSETS
Current assets:
Cash and cash equivalents	$3,473	$553
Trade receivables, net of allowance for doubtful accounts of $275 and $609	110,324	86,123
Contract assets	24,781	23,753
Inventories, net	137,329	115,020
Other	23,345	17,315
Total current assets	299,252	242,764
Property, plant and equipment, net	35,735	31,764
Operating lease right-of-use assets, net	15,745	17,568
Other assets:
Deferred income tax asset	9,812	10,178
Other	1,458	2,587
Total other assets	11,270	12,765
Total assets	$362,002	$304,861
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$92,823	$80,204
Accrued compensation and vacation	11,471	10,428
Current portion of debt, net	1,506	7,508
Other	21,141	14,079
Total current liabilities	126,941	112,219
Long-term liabilities:
Term loans	8,543	3,258
Revolving loan	90,362	60,094
Operating lease liabilities	10,555	12,624
Deferred income tax liability	—	234
Other long-term obligations	2,434	875
Total long-term liabilities	111,894	77,085
Total liabilities	238,835	189,304
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,762 and 10,760 shares, respectively	47,181	46,946
Retained earnings	73,914	70,111
Accumulated other comprehensive income (loss)	2,072	(1,500)
Total shareholders’ equity	123,167	115,557
Total liabilities and shareholders’ equity	$362,002	$304,861
4